Exhibit 99.1

PRESS RELEASE

Contacts:

John P. Leighton	Michael T. Dorsey
Chairman & CEO	EVP & General Counsel
201-459-9500	800-888-8118

FOR IMMEDIATE RELEASE	September 16, 2003

CROWN EXPERIENCES 115% GROWTH IN REVENUES AND AN

80% DECREASE IN LOSSES IN THE 2nd QUARTER ENDED JULY 31, 2003 COMPARED TO 1st QUARTER

ENDED APRIL 30, 2003

Jersey City, NJ, September 16, 2003: Crown Financial Group, Inc. (formerly M.H. Meyerson & Co., Inc., Nasdaq-SCM: MHMY-News) today announced that it filed its 2nd quarter results with the Securities and Exchange Commission. Results for the 2nd quarter showed a positive trend towards profitability with revenues more than doubling and losses decreasing greatly. Revenues for the second quarter ending July 31, 2003 were $5.037 million compared to $2.346 million for the first quarter ending April 30, 2003. Losses for the 2nd quarter were $395 thousand compared to losses in the 1st quarter of $1.93 million.

“The 2nd quarter was marked by a continuation of stronger revenue growth, although slowed by the summer months,” said John Leighton, Crown’s Chairman and Chief Executive Officer. “The positive financial trends that we are seeing demonstrates our acceptance by brokers, dealers, and institutions who seek liquidity for their customers. We have been successful in hiring sales traders with strong relationships and attracting market makers who know how to manage risk. We are optimistic that the improved financial results that we witnessed in the 2nd quarter will continue in the 3rd quarter,” Mr. Leighton continued.

Crown Financial Group, Inc. is an international financial services firm, with five separate divisions: Wholesale Market Making, Correspondent Services, Fixed Income Services, Institutional Sales, and Investment Banking. Crown meets the liquidity needs of brokers, dealers, institutions, and asset managers by making markets in over 7,300 Nasdaq and non-Nasdaq OTC securities. Crown has particular expertise trading Nasdaq SmallCap, OTC Bulletin Board, and Pink Sheet securities.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.